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                                                                       Exhibit 5
                                December 19, 2002

School Specialty, Inc.
W6316 Design Drive
Greenville, WI  54942

Ladies and Gentlemen:

         We have acted as Wisconsin corporate counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offer and sale by you of up to 1,500,000 shares of common stock, $.001 par value (the "Shares"), of School Specialty, Inc., a Wisconsin corporation (the "Company"), issuable pursuant to the Company's 2002 Stock Incentive Plan (the "Plan").

         We have examined: (a) the Plan, the Plan's prospectus and the Registration Statement, (b) the Company's Articles of Incorporation and Bylaws,
(c) certain resolutions of the Company's Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in the manner set forth in the Plan, will be duly authorized and validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), or any successor provision.

         Section 180.0622(2)(b) of the WBCL provides that shareholders of a corporation organized under Chapter 180 of the WBCL may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

         We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                         Very truly yours,

                                         /s/ Godfrey & Kahn, S.C.

                                         GODFREY & KAHN, S.C.